Exhibit 99.2

Nexstar Broadcasting Completes Debt Financing

IRVING, Texas, Dec 31, 2003 (BUSINESS WIRE) — Nexstar Broadcasting Group, Inc. (NXST) today announced that its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (formerly known as Nexstar Finance, Inc.), completed the private placement of $125 million aggregate principal amount of 7% senior subordinated notes due 2014 at par. In conjunction with this transaction, Nexstar Broadcasting also announced that it completed a new $275 million senior credit facility, which replaces an existing $265 million senior credit facility. The new facility was priced 75 basis points lower than the former facility.

The completion of the private placement and new credit facility, together with the Nexstar’s initial public offering of common stock on November 24, 2003, are part of a previously announced recapitalization of the Company’s finances. Proceeds from the $125 million Notes are being used to finance Nexstar’s acquisition of Quorum Broadcast Holdings, LLC, which was completed today (see related announcement).

“These transactions strengthen our capital structure while lowering our cost of debt, which will enhance free cash flow in 2004 and provide the Company with extra flexibility to pursue value-creating strategies in the year ahead,” remarked Perry A. Sook, President and CEO of Nexstar Broadcasting.

“The recapitalization positions Nexstar favorably for future growth,” continued Mr. Sook. “All of our debt instruments have long-term maturities with no near-term amortization requirements, and the revolver will have approximately $80 million of availability once the sale of WTVW closes.”

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group owns, operates, programs or provides sales and other services to 42 television stations in 26 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX and UPN, and reaches approximately 7% of all U.S. television households.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends”, “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (SEC). Readers should note that these statements are subject to change and to inherent risks and uncertainties, and may be impacted by several factors, including: economic and regulatory changes, the loss of key personnel, a downturn in the performance of our television stations, the Company’s substantial debt levels, and changes in the broadcast industry generally. The Company’s actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial

Condition” in our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.nexstar.tv.

SOURCE: Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group, Inc.

Bob Thompson, Chief Financial Officer, 972/373-8800